Exhibit 99.1
AMERICOLD ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS
Delivers Double-Digit AFFO per Share Growth for Full Year 2023

Achieves Record Setting Same-Store Economic Occupancy and Fixed Commitments in Full Year 2023
Delivers Strong Same-Store Warehouse Services NOI margins in Fourth Quarter 2023
Announces Two Inaugural Developments with Canadian Pacific and DP World Strategic Partnerships

Atlanta, GA, February 22, 2024 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), a global leader in temperature-controlled logistics, real estate, and value-added services focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the fourth quarter and full year ended December 31, 2023.

George Chappelle, Chief Executive Officer of Americold Realty Trust, stated, “We are pleased with our fourth quarter results where we delivered AFFO per share of $0.38, an increase of over 31% versus the prior year’s quarter. This performance was driven by our global warehouse same store pool, which generated NOI growth of 7.9%, on a constant currency basis. Our strong same-store pool results were driven by our pricing initiatives, record-setting fixed commit levels, aggressive variable cost management, and improved Warehouse Services efficiencies. In the face of a challenging throughput environment, we continued to accelerate our progress and delivered Warehouse Services margins of 6.1% during the fourth quarter of 2023, which is a 330 basis point improvement versus the third quarter of 2023. Additionally, this quarter, we derived 52.2% of rent and storage revenue from fixed commitment storage contracts, which is another record-setting level for Americold.”

“For the full year, we delivered AFFO per share of $1.27, an increase of 14% versus the prior year. When further adjusted for the impact of the cyber event in the second quarter of 2023 and the exit of a large retail customer in our third-party managed business in the fourth quarter 2022, this year over year AFFO per share growth rate would have been 19%. This performance was primarily driven by our global warehouse same store pool, which generated NOI growth of 12.8%, on a constant currency basis. Additionally, our 2023 full year same store economic occupancy was 84.3%, which is a full year record for Americold, and was almost 400 basis points higher than our previous record, which demonstrates that our infrastructure and value-added services continue to remain in high demand.”

“Lastly, we are excited to announce an approximately $130 million greenfield development in Kansas City, Missouri, as part of our collaboration with Canadian Pacific Kansas City, one of North America's largest railroad companies. Additionally, in the fourth quarter, we announced our plans through our RSA JV to build a conventional, multi-customer major market distribution center in Dubai at DP World's Port Jebel Ali Free Zone for $35 million. As we move into 2024, we look forward to progressing on these new developments. These partnerships with CPKC and DP World illustrate Americold's unique ability to create value by collaborating with global leaders in adjacent areas of the supply chain.”

Fourth Quarter 2023 Highlights
•Total revenue decreased 5.9% to $679.3 million.
•Total NOI increased 11.5% to $209.8 million.
•Net loss of $226.8 million, or $0.80 loss per diluted common share.
•Core EBITDA increased 17.1% to $160.3 million, and increased 17.6% on a constant currency basis.
•Core FFO of $84.8 million, or $0.30 per diluted common share.
•AFFO of $108.0 million, or $0.38 per diluted common share.
•Global Warehouse segment revenue increased 2.3% to $612.3 million.
•Global Warehouse segment NOI increased 14.4% to $197.1 million.
•Global Warehouse segment same store revenue increased 0.6% on an actual basis, or 1.1% on a constant currency basis, Global Warehouse segment same store NOI increased by 7.3%, or 7.9% on a constant currency basis.
•On October 5, we completed the acquisition of Safeway Freezers, a cold storage facility located in Vineland, New Jersey for approximately $24.0 million. The Company expects to invest an additional $13.0 million in necessary capital expenditures to meet the Americold Operating System standards. The new facility consists of 6.0 million cubic feet and 16,800 pallet positions.
•Completed the expansion project for our site in Plainville, CT for approximately 161.0 million. This site consists of 12.1 million cubic feet and 31,000 pallet positions.
•Announcement of Kansas City, Missouri development as part of our collaboration with Canadian Pacific - Kansas City, or CPKC, one of North Americas’s largest railroad companies. This facility will consist of 13.5 million cubic feet and 22,000 pallet positions.
Full year to Date 2023 Highlights
•Total revenue decreased 8.3% to $2.7 billion.
•Total NOI increased 10.7% to $770.6 million.
•Net loss of $336.3 million, or $1.22 loss per diluted common share.
•Core EBITDA increased 14.5% to $572.1 million, or 15.7% on a constant currency basis.
•Core FFO of $277.7 million, or $1.00 per diluted common share.
•AFFO of $351.6 million, or $1.27 per diluted common share.
•Global Warehouse segment revenue increased 3.8% to $2.4 billion.
•Global Warehouse segment NOI increased 13.6% to $722.6 million.
•Global Warehouse segment same store revenue increased 3.4%, or 4.3% on a constant currency basis, Global Warehouse segment same store NOI increased 11.8%, or 12.8% on a constant currency basis.
Fourth Quarter 2023 Total Company Financial Results
Total revenue for the fourth quarter of 2023 was $679.3 million, a 5.9% decrease, which was driven by decreases in our Third-party managed and Transportation segments, largely offset by growth within our Global Warehouse segment. The growth within our Global Warehouse segment was driven by incremental revenue from recently completed expansion and development projects, our pricing initiatives and rate escalations, partially offset by a decline in throughput due to consumer buying habits, and the unfavorable impact of foreign currency translation.
Total NOI for the fourth quarter of 2023 was $209.8 million, an increase of 11.5% from the same quarter of the prior year. This increase is a result of the improvement in our Global Warehouse segment revenue as previously mentioned, paired with strong variable cost control driving higher warehouse services margins despite the challenging throughput environment.
For the fourth quarter of 2023, the Company reported net loss of $226.8 million, or $0.80 loss per diluted share, compared to net income of $3.0 million, or $0.01 earnings per diluted share, for the comparable quarter of the prior year.
Core EBITDA was $160.3 million for the fourth quarter of 2023, compared to $136.8 million for the comparable quarter of the prior year. This reflects a 17.1% increase over prior year on an actual basis, and 17.6% on a constant currency basis. The increase is due to the same factors driving the increase in NOI mentioned above, as well as a slight reduction in SG&A costs.
For the fourth quarter of 2023, Core FFO was $84.8 million, or $0.30 per diluted share, compared to $70.2 million, or $0.26 per diluted share, for the fourth quarter of 2022.
For the fourth quarter of 2023, AFFO was $108.0 million, or $0.38 per diluted share, compared to $78.2 million, or $0.29 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Fourth Quarter 2023 Global Warehouse Segment Results
For the fourth quarter of 2023, Global Warehouse segment revenue was $612.3 million, an increase of $13.6 million, or 2.3%, compared to $598.7 million for the fourth quarter of 2022. This growth was principally driven by recently completed development projects and acquisitions. Additionally, our same-store pool contributed growth resulting from our pricing initiatives and rate escalations. This was partially offset by lower throughput pallets due to consumer buying habits and the unfavorable impact of foreign currency translation.
Global Warehouse segment contribution (NOI) was $197.1 million for the fourth quarter of 2023 as compared to $172.3 million for the fourth quarter of 2022, an increase of $24.8 million or 14.4%. Global Warehouse segment contribution (NOI) increased due to the drivers of warehouse revenue increase mentioned above. Global Warehouse segment margin was 32.2% for the fourth quarter of 2023, a 341 basis point increase compared to the same quarter of the prior year, driven by improvement in our warehouse services margin.
We had 219 same store warehouses for the three months and year ended December 31, 2023. The following table presents revenues, contribution (NOI) and margins for our same store and non-same store warehouses with a reconciliation to the total financial metrics of our warehouse segment for the three months and year ended December 31, 2023. Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	240		240	n/a	n/a

Rent and storage	$276,641	$278,493	$267,031	3.6%	4.3%
Warehouse services	335,621	336,331	331,659	1.2%	1.4%
Total revenue	$612,262	$614,824	$598,690	2.3%	2.7%
Global Warehouse contribution (NOI)	$197,102	$197,967	$172,327	14.4%	14.9%
Global Warehouse margin	32.2%	32.2%	28.8%	341 bps	341 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,541	n/a	4,537	0.1%	n/a
Average physical occupied pallets	4,041	n/a	4,229	(4.4)%	n/a
Average physical pallet positions	5,493	n/a	5,415	1.4%	n/a
Economic occupancy percentage	82.7%	n/a	83.8%	-112 bps	n/a
Physical occupancy percentage	73.6%	n/a	78.1%	-453 bps	n/a
Total rent and storage revenue per average economic occupied pallet	$60.92	$61.33	$58.86	3.5%	4.2%
Total rent and storage revenue per average physical occupied pallet	$68.46	$68.92	$63.14	8.4%	9.1%
Global Warehouse services metrics:
Throughput pallets	9,384	n/a	9,963	(5.8)%	n/a
Total warehouse services revenue per throughput pallet	$35.77	$35.84	$33.29	7.4%	7.7%

SAME STORE WAREHOUSE
Number of same store warehouses	219		219	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$254,642	$256,614	$252,984	0.7%	1.4%
Warehouse services	319,511	320,399	317,648	0.6%	0.9%
Total same store revenue	$574,153	$577,013	$570,632	0.6%	1.1%
Global Warehouse same store contribution (NOI)	$185,124	$186,061	$172,503	7.3%	7.9%
Global Warehouse same store margin	32.2%	32.2%	30.2%	201 bps	202 bps

Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	4,216	n/a	4,299	(1.9)%	n/a
Average physical occupied pallets	3,752	n/a	4,015	(6.6)%	n/a
Average physical pallet positions	5,037	n/a	5,104	(1.3)%	n/a
Economic occupancy percentage	83.7%	n/a	84.2%	-53 bps	n/a
Physical occupancy percentage	74.5%	n/a	78.7%	-418 bps	n/a
Same store rent and storage revenue per average economic occupied pallet	$60.40	$60.87	$58.85	2.6%	3.4%
Same store rent and storage revenue per average physical occupied pallet	$67.87	$68.39	$63.01	7.7%	8.5%
Global Warehouse same store services metrics:
Throughput pallets	8,684	n/a	9,396	(7.6)%	n/a
Same store warehouse services revenue per throughput pallet	$36.79	$36.90	$33.81	8.8%	9.1%

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	21		21	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$21,999	$21,879	$14,047	n/r	n/r
Warehouse services	16,110	15,932	14,011	n/r	n/r
Total non-same store revenue	$38,109	$37,811	$28,058	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$11,978	$11,906	$(176)	n/r	n/r
Global Warehouse non-same store margin	31.4%	31.5%	(0.6)%	n/r	n/r

Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	325	n/a	238	n/r	n/a
Average physical occupied pallets	289	n/a	214	n/r	n/a
Average physical pallet positions	456	n/a	311	n/r	n/a
Economic occupancy percentage	71.3%	n/a	76.5%	n/r	n/a
Physical occupancy percentage	63.4%	n/a	68.8%	n/r	n/a
Non-same store rent and storage revenue per average economic occupied pallet	$67.69	$67.32	$59.02	n/r	n/r
Non-same store rent and storage revenue per average physical occupied pallet	$76.12	$75.71	$65.64	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	700	n/a	567	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$23.01	$22.76	$24.71	n/r	n/r
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)
(n/r = not relevant)

	Year Ended December 31,			Change
Dollars in thousands	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	240		240	n/a	n/a
Global Warehouse revenue:
Rent and storage	$1,101,741	$1,113,052	$999,388	10.2%	11.4%
Warehouse services	1,289,348	1,299,295	1,303,583	(1.1)%	(0.3)%
Total revenue	$2,391,089	$2,412,347	$2,302,971	3.8%	4.7%
Global Warehouse contribution (NOI)	$722,603	$728,579	$636,232	13.6%	14.5%
Global Warehouse margin	30.2%	30.2%	27.6%	259 bps	258 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,546	n/a	4,318	5.3%	n/a
Average physical occupied pallets	4,120	n/a	3,991	3.2%	n/a
Average physical pallet positions	5,442	n/a	5,431	0.2%	n/a
Economic occupancy percentage	83.5%	n/a	79.5%	403 bps	n/a
Physical occupancy percentage	75.7%	n/a	73.5%	222 bps	n/a
Total rent and storage revenue per average economic occupied pallet	$242.35	$244.84	$231.44	4.7%	5.8%
Total rent and storage revenue per average physical occupied pallet	$267.41	$270.16	$250.40	6.8%	7.9%
Global Warehouse services metrics:
Throughput pallets	37,524	n/a	40,093	(6.4)%	n/a
Total warehouse services revenue per throughput pallet	$34.36	$34.63	$32.51	5.7%	6.5%

SAME STORE WAREHOUSE
Number of same store warehouses	219		219	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$1,024,515	$1,035,596	$944,102	8.5%	9.7%
Warehouse services	1,233,344	1,243,103	1,240,378	(0.6)%	0.2%
Total same store revenue	$2,257,859	$2,278,699	$2,184,480	3.4%	4.3%
Global Warehouse same store contribution (NOI)	$708,521	$714,581	$633,714	11.8%	12.8%
Global Warehouse same store margin	31.4%	31.4%	29.0%	237 bps	235 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	4,268	n/a	4,099	4.1%	n/a
Average physical occupied pallets	3,877	n/a	3,788	2.3%	n/a
Average physical pallet positions	5,065	n/a	5,128	(1.2)%	n/a
Economic occupancy percentage	84.3%	n/a	79.9%	433 bps	n/a
Physical occupancy percentage	76.5%	n/a	73.9%	268 bps	n/a
Same store rent and storage revenue per average economic occupied pallet	$240.05	$242.64	$230.32	4.2%	5.3%
Same store rent and storage revenue per average physical occupied pallet	$264.25	$267.11	$249.23	6.0%	7.2%
Global Warehouse same store services metrics:
Throughput pallets	35,227	n/a	37,841	(6.9)%	n/a
Same store warehouse services revenue per throughput pallet	$35.01	$35.29	$32.78	6.8%	7.7%

	Year Ended December 31,			Change
Dollars in thousands	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	21		21	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$77,226	$77,456	$55,286	n/r	n/r
Warehouse services	56,004	56,192	63,205	n/r	n/r
Total non-same store revenue	$133,230	$133,648	$118,491	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$14,082	$13,998	$2,518	n/r	n/r
Global Warehouse non-same store margin	10.6%	10.5%	2.1%	n/r	n/r
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	278	n/a	219	n/r	n/a
Average physical occupied pallets	243	n/a	203	n/r	n/a
Average physical pallet positions	377	n/a	303	n/r	n/a
Economic occupancy percentage	73.7%	n/a	72.3%	n/r	n/a
Physical occupancy percentage	64.5%	n/a	67.0%	n/r	n/a
Non-same store rent and storage revenue per average economic occupied pallet	$277.79	$278.62	$252.45	n/r	n/r
Non-same store rent and storage revenue per average physical occupied pallet	$317.80	$318.75	$272.34	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	2,297	n/a	2,250	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$24.38	$24.46	$28.09	n/r	n/r

(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)
(n/r = not relevant)

Fixed Commitment Rent and Storage Revenue
As of December 31, 2023, $576.8 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $550.7 million at the end of the third quarter of 2023 and $419.5 million at the end of the fourth quarter of 2022. We continue to make progress on commercializing business under this type of arrangement. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 52.2% of rent and storage revenue was generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the fourth quarter of 2023, economic occupancy for the total warehouse segment was 82.7% and warehouse segment same store pool was 83.7%, representing a 910 basis point and 921 basis point increase above physical occupancy, respectively. Economic occupancy for the total warehouse segment decreased 112 basis points, and the warehouse segment same store pool decreased 53 basis points as compared to the fourth quarter of 2022. The reduction in occupancy reflects the ramp in manufacturer production during the fourth quarter of 2022 as labor improved, which did not recur in 2023.

Real Estate Portfolio
As of December 31, 2023, the Company’s portfolio consists of 245 facilities. The Company ended the fourth quarter of 2023 with 240 facilities in its Global Warehouse segment portfolio and five facilities in its Third-party managed segment. The same store population consists of 219 facilities for the quarter ended December 31, 2023. The remaining 21 non-same store population consists of: three sites acquired through acquisition, 12 sites in the expansion and development phase, three leased sites that we purchased, one temporarily leased facility in Australia, one leased facility we ceased operations during fourth quarter of 2022 in anticipation of the upcoming lease maturity, and one leased site we exited in preparation to lease to a third party.

Balance Sheet Activity and Liquidity
As of December 31, 2023, the Company had total liquidity of approximately $797.4 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $3.2 billion (inclusive of $259.1 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 92% was in an unsecured structure. At quarter end, net debt to pro forma Core EBITDA was approximately 5.6x. The Company’s total debt outstanding includes $3.0 billion of real estate debt, which excludes sale-leaseback and financing lease obligations. The Company’s real estate debt has a remaining weighted average term of 5.3 years and carries a weighted average contractual interest rate of 3.8%. As of December 31, 2023, 88% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt. The Company has no material debt maturities until 2026, inclusive of extension options.

Dividend
On December 12, 2023, the Company’s Board of Directors declared a dividend of $0.22 per share for the fourth quarter of 2023, which was paid on January 12, 2024 to common stockholders of record as of December 31, 2023.

2024 Outlook
The Company announced its 2024 annual AFFO per share guidance to be within the range of $1.32 - $1.42. Refer to page 42 of our Financial Supplement for the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, February 22, 2024 at 5:00 p.m. Eastern Time to discuss its fourth quarter 2023 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#13740732. The telephone replay will be available starting shortly after the call until March 7, 2024.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is a global leader in temperature-controlled logistics real estate and value added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 245 temperature-controlled warehouses, with approximately 1.5 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including NAREIT FFO, core FFO, AFFO, EBITDAre, Core EBITDA; same store segment revenue, contribution (NOI), margin, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: rising inflationary pressures, increased interest rates and operating costs; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; difficulties in expanding our operations into new markets; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes, including those related to the cyber matter which occurred on April 26, 2023; risks related to implementation of the new ERP system, defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers to provide transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investments; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this press release include those regarding our 2023 outlook and our migration of our customers to fixed commitment storage contracts. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and Quarterly Reports on From 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	December 31, 2023	December 31, 2022
Assets
Property, buildings, and equipment:
Land	$820,831	$786,975
Buildings and improvements	4,464,359	4,245,607
Machinery and equipment	1,565,431	1,407,874
Assets under construction	452,312	526,811
	7,302,933	6,967,267
Accumulated depreciation	(2,196,196)	(1,901,450)
Property, buildings, and equipment – net	5,106,737	5,065,817

Operating lease right-of-use assets	343,532	352,553
Accumulated amortization-operating leases	(96,230)	(76,334)
Operating leases-net	247,302	276,219
Financing Leases:
Buildings and improvements	13,542	13,546
Machinery and equipment	161,446	127,009
	174,988	140,555
Accumulated depreciation	(69,824)	(57,626)
Financing leases – net	105,164	82,929

Cash, cash equivalents, and restricted cash	60,392	53,063
Accounts receivable, net of allowance of $21,647 and $15,951 at December 31, 2023 and 2022, respectively	426,048	430,042
Identifiable intangible assets – net	897,414	925,223
Goodwill	794,004	1,033,637
Investments in and advances to partially owned entities and other	38,113	78,926
Other assets	194,078	158,705
Total assets	$7,869,252	$8,104,561

Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$392,156	$500,052
Accounts payable and accrued expenses	568,764	557,540
Senior unsecured notes and term loans - net of deferred financing cost of $10,578 and $13,044 at December 31, 2023 and 2022, respectively	2,601,122	2,569,281
Sale-leaseback financing obligations	161,937	171,089
Financing lease obligations	97,177	77,561
Operating lease obligations	240,251	264,634
Unearned revenue	28,379	32,046
Pension and postretirement benefits	1,624	1,531
Deferred tax liability - net	135,797	135,098
Multiemployer pension plan withdrawal liability	7,458	7,851
Total liabilities	4,234,665	4,316,683

Equity
Stockholders' equity
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 283,699,120 and 269,814,956 issued and outstanding at December 31, 2023 and 2022, respectively	2,837	2,698
Paid-in capital	5,625,907	5,191,969
Accumulated deficit and distributions in excess of net earnings	(1,995,975)	(1,415,198)
Accumulated other comprehensive loss	(16,640)	(6,050)
Total stockholders’ equity	3,616,129	3,773,419
Noncontrolling interests:
Noncontrolling interests in operating partnership	18,458	14,459
Total equity	3,634,587	3,787,878

Total liabilities and equity	$7,869,252	$8,104,561

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Rent, storage, and warehouse services	$612,262	$598,690	$2,391,089	$2,302,971
Transportation services	57,878	76,190	239,670	313,358
Third-party managed services	9,151	46,624	42,570	298,406
Total revenues	679,291	721,504	2,673,329	2,914,735
Operating expenses:
Rent, storage, and warehouse services cost of operations	415,160	426,363	1,668,486	1,666,739
Transportation services cost of operations	46,966	61,738	197,630	265,956
Third-party managed services cost of operations	7,330	45,177	36,641	286,077
Depreciation and amortization	94,099	82,467	353,743	331,446
Selling, general, and administrative	57,763	60,073	226,786	231,067
Acquisition, cyber incident, and other, net	15,774	11,899	64,087	32,511
Impairment of indefinite and long-lived assets	236,515	764	236,515	7,380
Loss (gain) on sale of real estate	5	(21)	(2,254)	5,689
Total operating expenses	873,612	688,460	2,781,634	2,826,865

Operating (loss) income	(194,321)	33,044	(108,305)	87,870

Other income (expense)
Interest expense	(33,681)	(33,407)	(140,107)	(116,127)
Loss on debt extinguishment, modifications and termination of derivative instruments	(627)	(933)	(2,482)	(3,217)
Gain (loss) from partially owned entities	174	(139)	(1,442)	(918)
Impairment of related party loan receivable	—	—	(21,972)	—
Loss on put option	—	—	(56,576)	—
Other, net	1,054	3,661	2,795	2,464
(Loss) income from continuing operations before income taxes	(227,401)	2,226	(328,089)	(29,928)

Income tax benefit (expense)
Current	(2,627)	(721)	(8,508)	(3,725)
Deferred	3,228	3,412	10,781	22,561
Income tax benefit	601	2,691	2,273	18,836

Net (loss) income
Net (loss) income from continuing operations	(226,800)	4,917	(325,816)	(11,092)
Net loss from discontinued operations	—	(1,962)	(10,453)	(8,382)
Net (loss) income	$(226,800)	$2,955	$(336,269)	$(19,474)
Net loss attributable to noncontrolling interests	41	11	(54)	(34)
Net (loss) income attributable to Americold Realty Trust, Inc.	$(226,841)	$2,944	$(336,215)	$(19,440)

Weighted average common stock outstanding – basic	284,263	269,826	275,773	269,565
Weighted average common stock outstanding – diluted	284,263	270,770	275,773	269,565

Net (loss) income per common share - basic	$(0.80)	$0.02	$(1.18)	$(0.04)
Net loss per common share from discontinued operations - basic	$—	$(0.01)	$(0.04)	$(0.03)
Basic (loss) income per share	$(0.80)	$0.01	$(1.22)	$(0.07)

Net (loss) income per common share - diluted	$(0.80)	$0.02	$(1.18)	$(0.04)
Net loss per common share from discontinued operations - diluted	$—	$(0.01)	$(0.04)	$(0.03)
Diluted (loss) income per share	$(0.80)	$0.01	$(1.22)	$(0.07)

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts)
	Three Months Ended					YTD
	Q4 23	Q3 23	Q2 23	Q1 23	Q4 22	2023	2022
Net (loss) income	$(226,800)	$(2,096)	$(104,802)	$(2,571)	$2,955	$(336,269)	$(19,474)
Adjustments:
Real estate related depreciation	57,183	56,373	54,740	54,541	53,094	222,837	210,171
Loss (gain) on sale of real estate	5	78	(2,528)	191	(21)	(2,254)	5,689
Net loss (gain) on asset disposals	260	(25)	—	—	175	235	1,135
Impairment charges on real estate assets	—	—	—	—	—	—	3,407
Our share of reconciling items related to partially owned entities	280	290	232	903	1,209	1,705	4,410
NAREIT Funds from operations	$(169,072)	$54,620	$(52,358)	$53,064	$57,412	$(113,746)	$205,338
Adjustments:
Net loss (gain) on sale of non-real estate assets	3,312	(296)	289	420	2,274	3,725	2,421
Acquisition, cyber incident and other, net	15,774	13,931	27,235	7,147	11,899	64,087	32,511
Goodwill impairment	236,515	—	—	—	—	236,515	3,209
Loss on debt extinguishment, modifications and termination of derivative instruments	627	683	627	545	933	2,482	3,217
Foreign currency exchange (gain) loss	(28)	705	212	(458)	(2,477)	431	975
Gain on legal settlement related to prior period operations	(2,180)	—	—	—	—	(2,180)	—
Gain on extinguishment of New Market Tax Credit Structure	—	—	—	—	—	—	(3,410)
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	—	—	—	—	—	—	4,148
Our share of reconciling items related to partially owned entities	(184)	147	(27)	128	127	64	574
(Gain) loss from discontinued operations, net of tax	—	(203)	8,275	—	—	8,072	—
Impairment of related party receivable	—	—	21,972	—	—	21,972	—
Loss on put option	—	—	56,576	—	—	56,576	—
Gain on sale of LATAM JV	—	—	(304)	—	—	(304)	—
Core FFO(b)	$84,764	$69,587	$62,497	$60,846	$70,168	$277,694	$248,983
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,290	1,286	1,279	1,240	1,305	5,095	4,833
Amortization of below/above market leases	360	369	375	402	534	1,506	2,131
Non-real estate asset impairment	—	—	—	—	764	—	764
Straight-line net rent	597	544	361	(491)	333	1,011	747
Deferred income tax benefit	(3,228)	(2,473)	(1,459)	(3,621)	(3,412)	(10,781)	(22,561)
Stock-based compensation expense	5,780	6,203	4,639	6,970	5,036	23,592	27,137
Non-real estate depreciation and amortization	36,916	33,355	30,152	30,483	29,373	130,906	121,275
Maintenance capital expenditures	(18,670)	(20,907)	(22,590)	(16,244)	(26,701)	(78,411)	(85,511)
Our share of reconciling items related to partially owned entities	208	198	303	304	819	1,013	2,482
Adjusted FFO(b)	$108,017	$88,162	$75,557	$79,889	$78,219	351,625	$300,280

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts)
	Three Months Ended					YTD
	Q4 23	Q3 23	Q2 23	Q1 23	Q4 22	2023	2022

NAREIT Funds from operations(b)	$(169,072)	$54,620	$(52,358)	$53,064	$57,412	$(113,746)	$205,338
Core FFO(b)	$84,764	$69,587	$62,497	$60,846	$70,168	$277,694	$248,984
Adjusted FFO(b)	$108,017	$88,162	$75,557	$79,889	$78,219	$351,625	$300,281

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	284,263	278,137	270,462	270,230	269,826	275,773	269,565
Dilutive stock options and unvested restricted stock units	502	519	695	778	944	624	1,041
Weighted average dilutive shares	284,765	278,656	271,157	271,008	270,770	276,397	270,606

NAREIT FFO - basic per share(b)	$(0.59)	$0.20	$(0.19)	$0.20	$0.21	$(0.41)	$0.76
NAREIT FFO - diluted per share(b)	$(0.59)	$0.20	$(0.19)	$0.20	$0.21	$(0.41)	$0.76

Core FFO - basic per share (b)	$0.30	$0.25	$0.23	$0.23	$0.26	$1.01	$0.92
Core FFO - diluted per share(b)	$0.30	$0.25	$0.23	$0.22	$0.26	$1.00	$0.92

Adjusted FFO - basic per share (b)	$0.38	$0.32	$0.28	$0.30	$0.29	$1.28	$1.11
Adjusted FFO - diluted per share(b)	$0.38	$0.32	$0.28	$0.29	$0.29	$1.27	$1.11
(a)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(b)During the three and six months ended June 30, 2023, management excluded losses from discontinued operations from Core FFO applicable to common stockholders, and Adjusted FFO applicable to common stockholders and included certain losses from discontinued operations for NAREIT FFO and all of the related per share amounts for Core, NAREIT, and Adjusted FFO. For purposes of comparability using this same approach, the following adjusted historical results recasted are as follows:

	Three Months Ended-Recasted		YTD Recasted
(In thousands except per share amounts)	Q1 23	Q4 22	2023	2022
NAREIT FFO	$52,432	$56,457	$(114,378)	$202,088
Core FFO	$62,547	$71,157	$279,395	$254,078
Adjusted FFO applicable to common shareholders	$81,506	$78,717	$353,242	$303,007

NAREIT FFO - basic per share	$0.19	$0.21	$(0.41)	$0.75
NAREIT FFO - diluted per share	$0.19	$0.21	$(0.41)	$0.75

Core FFO - basic per share	$0.23	$0.26	$1.01	$0.94
Core FFO - diluted per share	$0.23	$0.26	$1.01	$0.94

Adjusted FFO - basic per share	$0.30	$0.29	$1.28	$1.12
Adjusted FFO - diluted per share	$0.30	$0.29	$1.28	$1.12

Reconciliation of Net (Loss) Income to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands)
	Three Months Ended					Year End
	Q4 23	Q3 23	Q2 23	Q1 23	Q4 22	2023	2022
Net (loss) income	$(226,800)	$(2,096)	$(104,802)	$(2,571)	$2,955	$(336,269)	$(19,474)
Adjustments:
Depreciation and amortization	94,099	89,728	84,892	85,024	82,467	353,743	331,446
Interest expense	33,681	35,572	36,431	34,423	33,407	140,107	116,127
Income tax (benefit) expense	(601)	(492)	464	(1,644)	(2,691)	(2,273)	(18,836)
EBITDA	$(99,621)	$122,712	$16,985	$115,232	$116,138	$155,308	$409,263
Adjustments:
Loss (gain) on sale of real estate	5	78	(2,528)	191	(21)	(2,254)	5,689
Adjustment to reflect share of EBITDAre of partially owned entities	1,533	1,495	3,085	2,883	5,019	8,996	17,815
NAREIT EBITDAre(a)	$(98,083)	$124,285	$17,542	$118,306	$121,136	$162,050	$432,767
Adjustments:
Acquisition, cyber incident and other, net	15,774	13,931	27,235	7,147	11,899	64,087	32,511
(Gain) loss from investments in partially owned entities	(174)	259	709	3,029	2,101	3,823	9,300
Impairment of indefinite and long-lived assets	236,515	—	—	—	764	236,515	7,380
Foreign currency exchange (gain) loss	(28)	705	212	(458)	(2,477)	431	975
Stock-based compensation expense	5,780	6,203	4,639	6,970	5,036	23,592	27,137
Loss on debt extinguishment, modifications and termination of derivative instruments	627	683	627	545	933	2,482	3,217
Gain (loss) on real estate and other asset disposals	3,572	(321)	289	420	2,449	3,960	3,556
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	—	—	—	—	—	—	4,148
Reduction in EBITDAre from partially owned entities	(1,533)	(1,495)	(3,085)	(2,883)	(5,019)	(8,996)	(17,815)
Gain from sale of partially owned entities	—	—	(304)	—	—	(304)	—
(Gain) loss from discontinued operations, net of tax	—	(203)	8,275	—	—	8,072	—
Impairment of related party receivable	—	—	21,972	—	—	21,972	—
Loss on put option	—	—	56,576	—	—	56,576	—
Core EBITDA	$160,270	$144,047	$134,687	$133,076	$136,822	572,080	499,766
(a)During the three and six months ended June 30, 2023, management included certain losses from discontinued operations in NAREIT EBITDAre. For purposes of comparability using this same approach, the following adjusted historical results recasted are as follows:

	Three Months Ended-Recasted		Year End Recasted
(In thousands)	Q1 23	Q4 22	2023	2022
NAREIT EBITDAre	$116,872	$117,602	$160,616	$419,791

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Segment revenues:
Warehouse	612,262	598,690	$2,391,089	$2,302,971
Transportation	57,878	76,190	239,670	313,358
Third-party managed	9,151	46,624	42,570	298,406
Total revenues	679,291	721,504	2,673,329	2,914,735

Segment contribution:
Warehouse	197,102	172,327	$722,603	$636,232
Transportation	10,912	14,452	42,040	47,402
Third-party managed	1,821	1,447	5,929	12,329
Total segment contribution	209,835	188,226	770,572	695,963

Reconciling items:
Depreciation and amortization	(94,099)	(82,467)	(353,743)	(331,446)
Selling, general, and administrative	(57,763)	(60,073)	(226,786)	(231,067)
Acquisition, cyber incident, and other, net	(15,774)	(11,899)	(64,087)	(32,511)
Impairment of indefinite and long-lived assets	(236,515)	(764)	(236,515)	(7,380)
(Loss) gain on sale of real estate	(5)	21	2,254	(5,689)
Interest expense	(33,681)	(33,407)	(140,107)	(116,127)
Other, net	1,054	3,661	2,795	2,464
Loss on debt extinguishment, modifications and termination of derivative instruments	(627)	(933)	(2,482)	(3,217)
Gain (loss) from partially owned entities	174	(139)	(1,442)	(918)
Impairment of related party loan receivable	—	—	(21,972)	—
Loss on put option	—	—	(56,576)	—
(Loss) income from continuing operations before income taxes	$(227,401)	$2,226	$(328,089)	$(29,928)
We view and manage our business through three primary business segments—warehouse, transportation, third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, EBITDAre, Core EBITDA, net debt to pro-forma Core EBITDA and segment contribution (‘NOI”).
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization impairment charge on real estate related assets and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, acquisition, cyber incident and other, net, goodwill impairment (when applicable), loss on debt extinguishment, modifications and termination of derivative instruments, foreign currency exchange (gain) loss, gain on legal settlement related to prior period operations, gain or loss from discontinued operations net of tax, impairment of related party receivable, loss on fair put option, gain on extinguishment of New Market Tax Credit structure, loss on deconsolidation of subsidiary contributed to LATAM joint venture, and gain from sale of LATAM joint venture. We also adjust for the impact of Core FFO on our share of reconciling items for partially owned entities, and gain from disposition of partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.
However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs and pension withdrawal liability, amortization of above or below market leases, non-real estate asset impairment, straight-line net rent, benefit from deferred income taxes, stock-based compensation expense, non-real estate depreciation and amortization and maintenance capital expenditures. We also adjust for AFFO attributable to our share of reconciling items of partially owned entities and discontinued operations. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly and annual reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net (loss) income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, net gain on sale of real estate, net of withholding taxes, and adjustment to reflect share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, cyber and other, net, loss from investments in partially owned entities, impairment of indefinite and long-lived assets (when applicable), foreign currency exchange loss or gain, stock-based compensation expense, loss on debt extinguishment, modifications and termination of derivative instruments, net gain on other asset disposals, reduction in EBITDAre from partially owned entities, discontinued operations, impairment of related party loan receivable, loss on fair value of put, gain on extinguishment of new market tax credit structure, and loss on deconsolidation of subsidiary contributed to LATAM joint venture.. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

NOI is calculated as earnings before interest expense, taxes, depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of indefinite and long-lived assets; gain or loss on sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 21 of our financial supplement reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Net debt to proforma Core EBITDA is calculated using total debt, plus capital lease obligations, less cash and cash equivalents, divided by pro-forma Core EBITDA. We calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions, dispositions and for rent expense associated with lease buy-outs and lease exits. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition. The pro-forma adjustment for leased facilities exited or purchased reflects the add-back for the related lease expense from the last year. The pro-forma adjustment for dispositions reduces Core EBITDA for the earnings of facilities disposed of or exited during the year, including the strategic exit of certain third-party managed business.
We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development or significant modification (e.g., expansion or rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2022) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that were sold or entered development subsequent to the beginning of the current calendar year. Beginning January of 2024, changes in ownership structure (e.g., purchase of a previously leased warehouse) will no longer result in a facility being excluded from the same store population, as management believes that actively managing its real estate is normal course of operations. Additionally, management will begin to classify new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenue” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, cyber incident and other, net and gain or loss on sale of real estate). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. The tables beginning on page 33 of our financial supplement provide reconciliations for same store revenues and same store contribution (NOI).
We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards. See the tables on page 30 of our financial supplement for additional information regarding our maintenance capital expenditures.
We define “total real estate debt” as the aggregate of the following: mortgage notes, senior unsecured notes, term loans and borrowings under our revolving line of credit. We define “total debt outstanding” as the aggregate of the following: total real estate debt, sale-leaseback financing obligations and financing lease obligations. See the tables on page 23 of our financial supplement for additional information regarding our indebtedness.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.